Exhibit (d)(13)

SUBADVISORY AGREEMENT

AGREEMENT made this 8th day of March, 2013, by and between TDAM USA Inc., a Delaware corporation whose address is 31 West 52nd Street, New York, New York 10019 (the “Investment Manager”), and Epoch Investment Partners, Inc., a Delaware corporation whose address is 399 Park Avenue, New York, NY 10022 (the “Subadviser”).

WITNESSETH:

WHEREAS, the Investment Manager has entered into an Investment Management Agreement dated as of March 8, 2013, as amended (the “Management Agreement”) with TD Asset Management USA Funds Inc. (the “Company”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to offer shares in multiple distinct series, each having its own investment objectives, policies and restrictions;

WHEREAS, pursuant to the Management Agreement, the Investment Manager has agreed to provide comprehensive management and investment advisory services to each series of the Company;

WHEREAS, each of the Investment Manager and the Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Investment Manager desires to retain the Subadviser as investment subadviser to furnish certain investment advisory services to the Investment Manager and the series of the Company listed on Schedule A attached hereto, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and the Subadviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the parties hereto as follows:

1.           Appointment. The Investment Manager hereby appoints the Subadviser to act as investment subadviser to each of the Funds for the periods and on the terms set forth in this Agreement.  The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event that the Investment Manager wishes to retain the Subadviser to render advisory services described herein to one or more series of the Company other than the Funds, the Investment Manager shall notify the Subadviser in writing.  If the Subadviser is willing to render such services, it shall notify the Investment Manager in writing, whereupon each such series shall be treated as a Fund for all purposes of this Agreement and Schedule A shall be revised accordingly.

2.           Duties of the Subadviser. (a) The Investment Manager hereby employs the Subadviser to act as the investment subadviser for each of the Funds and to manage the investment and reinvestment of the assets of each Fund in accordance with the investment objectives, policies and restrictions of each such Fund as the same are set forth in the Registration Statement (as defined below), and in accordance with the requirements of the 1940 Act and all other applicable state and federal laws, rules and regulations, subject to the supervision of the Investment Manager and the Board of Directors of the Company (the “Board”) for the periods and on the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and By-laws of the Company as may from time to time be in force. Without limiting the generality of the foregoing, the Subadviser shall:

(i)          obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or a Fund specifically, and whether concerning the individual issuers whose securities are included in a Fund or the activities in which such issuers engage, or with respect to securities which the Subadviser considers desirable for inclusion in a Fund;

(ii)         determine which issuers and securities shall be represented in a Fund and regularly report thereon to the Board and the Investment Manager;

(iii)        formulate and implement continuing programs for the purchases and sales of securities of such issuers and lists of approved investments for each Fund and regularly report thereon to the Board and the Investment Manager;

(iv)        make decisions with respect to and take, on behalf of each Fund, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions aforesaid, including the placing of orders for the purchase and sale of securities for such Fund; and

(v)         vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time, unless otherwise directed by the Investment Manager.  Such proxies will be voted in a manner that the Subadviser deems, in good faith, to be in the best interest of the Fund and in accordance with the Investment Manager’s then-current proxy voting policy and procedures (“Proxy Voting Policy”), a copy of which has been provided to the Subadviser. The Subadviser shall report to the Investment Manager in a timely manner a record of all proxies voted with respect to the Funds. The Subadviser shall certify at least annually, or more often as may reasonably be requested by the Investment Manager, as to the compliance of its proxy voting practices with the Proxy Voting Policy and with applicable federal statutes and regulations. The Investment Manager’s delegation of proxy voting responsibility to the Subadviser may be revoked or modified by the Investment Manager or the Board at any time.

(b)          The Subadviser hereby accepts such employment and agrees during such periods to render such services and to assume the obligations herein set forth for the compensation herein provided. The Subadviser shall give each Fund the benefit of its best judgment, efforts and facilities in rendering its services as an investment subadviser. The Subadviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Investment Manager or the Company in any way or otherwise be deemed an agent of the Investment Manager or the Company. It is understood and agreed that the Subadviser, by separate agreements with the Investment Manager and/or the Company, may also serve the Investment Manager, the Company and/or its series in other capacities. It is further agreed that the Subadviser and its officers and directors are not prohibited from engaging in any other business activity or from rendering investment advisory or other services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies, so long as its or their services hereunder are not impaired thereby. It is further agreed that personnel of the Subadviser may invest in securities for their own account pursuant to a code of ethics that sets forth all employees’ fiduciary responsibilities regarding the Company and the Funds, establishes procedures for personal investing and restricts certain transactions.

(c)          In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Company’s Articles of Incorporation, By-Laws, and currently effective Registration Statement, with the written instructions and directions of the Board and the Investment Manager, and any applicable policy and/or procedure adopted by the Board, a copy of which has been delivered to the Subadviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, all rules and regulations thereunder, and all other applicable federal and state laws and regulations.

(d)          The Subadviser understands that the Company intends to be managed so as to permit the Funds to qualify or continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and will coordinate efforts with the Investment Manager to achieve that objective.

3.           Books and Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the investments of the Funds that are required to be maintained by the Funds pursuant to the requirements of Rule 31a-1 under the 1940 Act. Copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act which are prepared or maintained by the Subadviser on behalf of the Funds will be provided as soon as reasonably practicable to the Company or the Investment Manager upon request.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as herein required shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission (the “SEC”), the Company’s auditors, the Company or any representative of the Company, the Investment Manager, or any governmental agency or other instrumentality having regulatory authority over the Company.

4.           Reports. The Subadviser shall furnish to the Board or the Investment Manager, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Subadviser and the Board or the Investment Manager, as appropriate, may mutually agree upon from time to time.

5.           Compensation. For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement, the Investment Manager will pay to the Subadviser on or before the tenth (10th) day of each calendar month, an investment subadvisory fee for the previous calendar month with respect to each Fund computed at the annual rate applicable to the Fund set forth on Schedule A hereto. The fee as computed in accordance with Schedule A shall be based upon the net assets of each Fund as to which this Agreement is then effective. The value of the net assets for each Fund shall be calculated in accordance with the provisions of the Prospectus and Statement of Additional Information for the Fund (as currently in effect and as amended or supplemented from time to time, being herein collectively referred to as the “Prospectus”). For purposes of this Agreement, on each day when net asset value is not calculated, the net assets of any Fund shall be deemed to be the net assets of such Fund as of the close of business on the last day on which net asset value was determined. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears (i.e., the applicable annual fee rate divided by 365 as applied to each prior day’s net assets in order to calculate the daily accrual). The Investment Manager shall provide to the Subadviser a worksheet with the monthly payment showing the Funds’ average daily net assets and the calculation of the Subadviser’s subadvisory fee, including the impact of any expense limitation, as described below. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the subadvisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Unless agreed to in writing by the Subadviser, any agreement by the Investment Manager to limit expenses or waive fees and/or reimburse expenses of the Funds shall not reduce the amount of compensation paid to the Subadviser.

6.           Duties of the Investment Manager.

(a)          The Investment Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Investment Management Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement.

(b)          The Investment Manager has furnished the Subadviser with copies of each of the following documents and will furnish to the Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(i)          The Articles of Incorporation of the Company, as amended from time to time, as filed with the Department of Assessments and Taxation of the State of Maryland, as in effect on the date hereof and as amended from time to time;

(ii)         The By-Laws of the Company, as in effect on the date hereof and as amended from time to time;

(iii)        Certified Resolutions of the Board authorizing the appointment of the Investment Manager and the Subadviser and approving the Investment Management Agreement and this Agreement;

(iv)        The Company’s Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), as filed with the SEC relating to the Company and shares of the Company’s capital stock, and all amendments and supplements thereto (the “Registration Statement”);

(v)         Each Fund’s Prospectus (as defined above); and

(vi)        The Investment Manager’s Proxy Voting Policy.

The Investment Manager shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)          During the term of this Agreement, the Investment Manager shall furnish or cause to be furnished to the Subadviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Funds or the public, which refer to the Subadviser or its clients in any way, prior to the first use thereof, and the Investment Manager shall not use any such materials if the Subadviser reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. The Investment Manager shall ensure that materials prepared by employees or agents of the Investment Manager or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence.

7.           Brokerage.

(a)          In managing the assets of each Fund, the Subadviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Subadviser shall deem appropriate in conformity with applicable law and with the terms of the Registration Statement, and as the Board may direct from time to time. Without limiting the generality of the foregoing, the Subadviser will implement the Company’s policy of seeking the best execution of orders, which includes best net prices, in effecting purchases and sales of portfolio securities for the account of each Fund.

(b)          On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of one or more Funds as well as other investment advisory clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold with those of its other clients to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution; provided that such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner that, over time, is fair and equitable in the judgment of the Subadviser in the exercise of its fiduciary obligations to the Company and to such other clients, subject to review by the Investment Manager and the Board.  The Investment Manager recognizes that in some cases this procedure may adversely affect the results obtained for the Funds.

8.           Subadviser’s Use of the Services of Others. The Subadviser may (at its expense, except as contemplated by Section 7 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Subadviser or the Company or Funds, as appropriate, with such statistical and other factual information, advice regarding economic factors and trends, advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Funds, as appropriate, or in the discharge of the Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor. The Subadviser hereby agrees that any such service providers shall subject to the confidentiality obligations set forth in Section 15 hereof.

9.           Limitation of Liability of the Subadviser. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or Funds in connection with the performance of this Agreement, except for any error, mistake or loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties or from reckless disregard by it of its obligations or duties under to this Agreement.

10.         Representations of Subadviser. The Subadviser represents, warrants, and agrees as follows:

(a)          The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Investment Manager of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)          The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended, and, if it has not already done so, will provide the Investment Manager and the Company with a copy of such code of ethics, together with evidence of its adoption. The Subadviser will provide to the Company any certifications that may be necessary pursuant to Rule 17j-1 in connection with the Board’s approval of the Subadviser’s Code of Ethics.

(c)          The Subadviser has provided the Investment Manager and the Company with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Investment Manager.

11.         Term of Agreement. This Agreement shall become effective with respect to each Fund upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the respective Fund’s outstanding voting securities. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, with respect to each Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the respective Fund; and (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Company who are not parties to this Agreement or interested persons of any such party; provided that the Subadviser shall not have notified the Company, in writing, at least 60 days prior to such approval that it does not desire such continuation. The Subadviser shall furnish to the Company, the Board or the Investment Manager, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof. This Agreement is a separate agreement with respect to each Fund, is separately terminable with respect to each Fund, and shall continue in accordance with its terms as to a Fund notwithstanding its termination with respect to the other Fund.

12.         Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty as to a Fund, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to the Subadviser. This Agreement may also be terminated by the Investment Manager, without the payment of any penalty: (i) on at least 60 days’ prior written notice to the Subadviser; (ii) upon material breach by the Subadviser of any of the representations and warranties set forth in Section 10 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Investment Manager and the Company. This Agreement shall terminate automatically in the event of its assignment (as such term is described in the 1940 Act) or upon termination of the Investment Management Agreement.

Termination of this Agreement shall not affect the right of the Subadviser to receive payments on any unpaid balance of the compensation described in Section 5 hereof earned prior to such termination.

13.         Amendments; Partial Invalidity. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective as to a Fund until approved by vote of a majority of the respective Funds’ outstanding voting securities. If any provision of this Agreement shall he held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

14.         Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after postmark if such notice is mailed by first class, registered or certified mail, postage prepaid. Notice shall be addressed: (a) if to the Investment Manager at 31 West 52nd Street, New York, NY 10019, Attention: Kevin LeBlanc, Chief Operating Officer, fax: 416-308-9916, e-mail: kevin.leblanc@tdam.com; or (b) if to the Subadviser at 399 Park Avenue, New York, NY 10022, Attention: Tim Taussig, President and Chief Operating Officer, fax: 212-937-1930, e-mail: taussig@eipny.com, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by facsimile transmission, electronic mail or other electronic means of same day delivery, with a confirming copy by first class, registered or certified mail, postage prepaid, posted on the same day as such electronic transmission.

15.         Confidentiality.

(a)          The Subadviser and the Investment Manager acknowledge that, as a result of performing the services being provided pursuant to this Agreement, the Subadviser may have access to or receive disclosure of certain confidential or proprietary information about the business and management of the Investment Manager or its affiliates (the “Information”). The Subadviser agrees that it will ensure the confidentiality of the Information and agrees not to use the Information for any purpose, other than fulfilling its obligations under this Agreement, or divulge the Information to any other party without the express prior written consent of the Investment Manager or its affiliates, as the case may be, except as contemplated by this Agreement, as may be required by law, where it is provided to professional advisers or to protect or enforce a legal right.

(b)          For the purposes of this Agreement, all information relating to a Fund, including purchase and sale recommendations, advice, the terms and conditions of this Agreement and any other non-public information, is referred to as “Confidential Information”. Each party agrees that it (i) shall limit access to Confidential Information to its employees and agents who have a need to know to fulfill their obligations and responsibilities under this Agreement and to carry out the purposes for which the Confidential Information was disclosed or made available and who have an obligation to safeguard and maintain the confidentiality of the Confidential Information; and (ii) will not disclose Confidential Information except as required by this Agreement on a need to know basis. Confidential Information may be disclosed if required by law or if agreed upon in writing by the other affected party.

(c)          Confidential Information and Information shall not include information to the extent it:

(i)          is or becomes available to the public other than as a result of a wrongful disclosure by a party or its affiliates, agents and advisors and their respective directors, officers and employees;

(ii)         is or becomes available to the party on a non-confidential basis from the other party, its affiliates, agents and advisors and their respective directors, officers and employees, or from another source which, to the best of the receiving party’s knowledge, is not subject to a confidentiality agreement or a duty of confidentiality; or

(iii)        is already in the possession of the party or which such party has independently developed prior to receipt of such Information or Confidential Information.

16.         Miscellaneous.

(a)          Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b)          Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)          Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

(d)          Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Funds.

(e)          Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

*          *          *

IN WITNESS WHEREOF, the Investment Manager and the Subadviser have caused this Agreement to the executed as of the day and year first above written. This Agreement may be signed in counterparts.

TDAM USA INC.

By:	/s/ Kevin LeBlanc
Name: Kevin LeBlanc
Title: Chief Operating Officer

EPOCH INVESTMENT PARTNERS, INC.

By:	/s/ Tim Taussig
Name: Tim Taussig
Title: President and Chief Operating Officer

SCHEDULE A

The Investment Manager shall pay the Subadviser, as full compensation for all services provided by the Subadviser with respect to each of the following Funds, and the Subadviser agrees to accept as full compensation for services rendered hereunder, a monthly fee computed separately for each Fund at an annual rate based on the average daily net assets of the Fund, as follows:

FUND	ANNUAL FEE RATE (as a percentage of average daily net assets)

TDAM U.S. Equity Income Fund	0.50% on the first $1 billion, 0.45% on the next $1 billion, and 0.40% thereafter

TDAM Global Equity Income Fund	0.55% on the first $1 billion, 0.50% on the next $1 billion, and 0.45% thereafter

TDAM Global All Cap Fund	0.55% on the first $1 billion, 0.50% on the next $1 billion, and 0.45% thereafter

TDAM U.S. Large Cap Core Equity Fund	0.50% on the first $1 billion, 0.45% on the next $1 billion, and 0.40% thereafter

TDAM U.S. Small-Mid Cap Equity Fund	0.50% on the first $1 billion, 0.45% on the next $1 billion, and 0.40% thereafter

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